                         INTERNATIONAL HOME FOODS, INC.
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


EXHIBIT 12.1   COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                                         Nine Months Ended
                                                             September 30, 1999      September 30, 1998
                                                             ------------------      ------------------

         Income/(loss) before provision for income
           taxes                                               $       150,009         $        (8,735)

         Add:

               Interest on term loans and notes                         72,796                  68,413

               Amortization of debt cost                                 3,223                   2,377

               Interest Portion of rentals                               1,426                   1,729
                                                               ---------------         ---------------

         Income as adjusted                                    $       227,454         $        63,784


         Fixed Charges

               Interest on term loans and notes                $        72,796         $        68,413

               Amortization of debt costs                                3,223                   2,377

               Interest Portion of rentals                               1,426                   1,729
                                                               ---------------         ---------------

               Total fixed charges                             $        77,445         $        72,519

         Ratio of Earnings to Fixed Charges                               2.94                    0.88
                                                               ===============         ===============